Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
FOURTH QUARTER & FULL YEAR 2013 FINANCIAL RESULTS

Realizes Net Capital Gains from Investments of $4.6 Million During Fourth Quarter and $30.2 Million
for Full Year 2013

EVANSTON, Ill., March 6, 2014 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2013. Fidus provides customized debt and equity financing solutions primarily to lower middle-market companies based in the United States.

Fourth Quarter 2013 Financial Highlights

•	Total investment income of $11.2 million

•	Net investment income of $5.9 million, or $0.43 per share

•	Adjusted net investment income of $5.7 million, or $0.41 per share(1)

•	Net increase in net assets resulting from operations of $4.6 million, or $0.34 per share

•	Invested $69.5 million in debt and equity securities of 5 new and 7 existing portfolio companies

•	Received repayments, including realized capital gains, of $40.9 million from 6 portfolio companies

•	Realized capital gains, net of applicable taxes, of $4.6 million, or $0.33 per share

•	Paid regular quarterly dividend of $0.38 per share and special dividend of $0.38 per share on December 20, 2013

Full Year 2013 Financial Highlights

•	Total investment income of $41.8 million

•	Net investment income of $19.3 million, or $1.43 per share

•	Adjusted net investment income of $20.9 million, or $1.54 per share(1)

•	Net increase in net assets resulting from operations of $27.2 million, or $2.01 per share

•	Invested $149.1 million in debt and equity securities of 9 new and 12 existing portfolio companies

•	Received repayments, including realized capital gains, of $131.2 million from 15 portfolio companies

•	Realized capital gains, net of applicable taxes, of $30.2 million, or $2.24 per share

•	Paid regular quarterly dividends totaling $1.52 per share and special dividends of $0.42 per share

•	Net asset value of $211.1 million, or $15.35 per share, as of December 31, 2013

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2013 of $15.6 million, or $1.14 per share

Management Commentary

“Fidus had an outstanding 2013,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “We achieved all of our key strategic goals: we covered regular shareholder distributions from adjusted net investment income; we significantly increased the diversification of our portfolio; and we generated attractive risk adjusted returns for our shareholders. Our investment portfolio increased by 11.9%, contributing to the 27.1% year-over-year increase in adjusted net investment income. During the year we received repayments and investment realizations from 15 portfolio companies, resulting in realized capital gains, net of applicable taxes, of $30.2 million, or $2.24 per share. As a result, we paid cash distributions totaling $1.94 per share, including two special dividends that totaled $0.42 per share and regular annual dividends of $1.52 per share.”

“Our strong liquidity position, marked by a year-end cash balance of $53.4 million and access to $80.5 million in additional SBA debentures, should allow us to continue to selectively grow and diversify our portfolio in the year ahead. We remain focused on the long term as we adhere to our strategy of investing in high quality companies that operate in industries we know well, that generate strong free cash flow and have positive long term outlooks,” concluded Mr. Ross.

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2013 Financial Results

Total investment income was $11.2 million for the three months ended December 31, 2013, an increase of $1.6 million, or 16.5%, over the $9.6 million of total investment income for the three months ended December 31, 2012. This increase was primarily attributable to a $1.1 million increase in interest income, a $0.4 million increase in fee income from investments and a $0.1 million increase in dividend income. The increase in interest and fee income is primarily due to higher average levels of outstanding debt investments and investment activity during the quarter. The increase in dividend income is primarily attributable to higher levels of dividend producing investments and distributions from our portfolio companies during the fourth quarter 2013 compared to the prior year period.

Total expenses, including income tax provision, were $5.3 million for the three months ended December 31, 2013, an increase of $0.4 million, or 7.6%, over the $4.9 million of total expenses for the three months ended December 31, 2012. The base management fee increased $0.1 million due to higher average total assets less cash and cash equivalents during the fourth quarter 2013. The income incentive fee increased $0.2 million to $1.4 million for the three months ended December 31, 2013 compared to $1.2 million in the prior year period. The capital gains incentive fee decreased $0.3 million due to a capital gains incentive fee reversal of $0.3 million driven by net loss on investments for the three months ended December 31, 2013, compared to a $0.1 million capital gain incentive fee expense accrual in the prior year period. The income tax provision increased $0.2 million driven by an increase in excise tax recorded during the fourth quarter 2013 compared to prior year period.

Net investment income (“NII”) for the three months ended December 31, 2013 increased by 25.9% to $5.9 million, or $0.43 per share, compared to $4.7 million, or $0.40 per share, for the fourth quarter of 2012. Adjusted NII was $5.7 million, or $0.41 per share, for the three months ended December 31, 2013, compared to $4.8 million, or $0.40 per share, for the fourth quarter of 2012. Adjusted NII is defined as net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses on investments.

For the three months ended December 31, 2013, Fidus recorded realized capital gains on investments, net of applicable taxes, of $4.6 million, which consisted of realized gains on investments in five portfolio companies.

For the three months ended December 31, 2013, Fidus recorded net unrealized depreciation on investments of $5.7 million, which is comprised of (i) unrealized depreciation on investments of $1.9 million related to the reversal of unrealized appreciation upon the exit of investments during the quarter, (ii) net unrealized depreciation of $4.7 million on debt investments and (iii) net unrealized appreciation of $0.9 million on equity investments.

As a result of these events, Fidus’ net increase in net assets resulting from operations during the three months ended December 31, 2013, was $4.6 million, or $0.34 per share, a decrease of $0.5 million, or 9.9%, compared to a net increase in net assets resulting from operations of $5.1 million, or $0.43 per share, during the three months ended December 31, 2012.

Per share income results for the quarter ended December 31, 2013 are based on weighted average shares outstanding of 13.7 million, compared to 11.9 million weighted average shares outstanding for the fourth quarter of 2012. This increase reflects the common equity offering Fidus completed in February 2013, which was completed at a price accretive to net asset value.

Full Year 2013 Financial Results

Total investment income was $41.8 million for the year ended December 31, 2013, an increase of $7.9 million, or 23.5%, over the $33.8 million of total investment income for the year ended December 31, 2012. The increase was primarily attributable to a $6.5 million increase in interest income, a $0.7 million increase in fee income from investments and a $0.7 million increase in dividend income. The increase in interest and fee income is primarily due to higher average levels of portfolio debt investments outstanding due to an increase in investment activity and the size of the investment portfolio during the year ended December 31, 2013 compared to the full year of 2012. The increase in dividend income is primarily attributable to higher levels of dividend producing investments and higher distributions from our portfolio companies in 2013 compared to 2012.

Total expenses, including income tax provision, were $22.5 million, an increase of $4.3 million, or 23.9%, over the $18.2 million of total expenses for the year ended December 31, 2012. The base management fee increased $1.0 million, or 24.2%, due to higher average total assets less cash and cash equivalents during the full year of 2013 compared to 2012. The income incentive fee increased $1.1 million, or 27.3%, to $5.2 million for the year ended December 31, 2013 compared to the full year of 2012. The capital gains incentive fee increased $0.8 million, or 112.2%, to $1.6 million for the year 2013 compared to $0.7 million for the year 2012 primarily due to a $4.2 million increase in net gain on investments during the year ended December 31, 2013. Interest expense increased $0.7 million due to higher average balances of SBA debentures outstanding during the year ended December 31, 2013 compared to 2012. The income tax provision increased $0.2 million driven by an increase in excise tax recorded for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Net investment income for the year ended December 31, 2013 was $19.3 million, an increase of $3.6 million, or 23.0%, compared to $15.7 million, for the same period in 2012. Net investment income per share for the year ended December 31, 2013 was $1.43 per share, compared to $1.54 per share for the same period in 2012. Adjusted NII was $20.9 million, or $1.54 per share, for the full year ended December 31, 2013, compared to $16.4 million, or $1.61 per share, for the full year of 2012. Adjusted NII is defined as net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses on investments.

For the year ended December 31, 2013, Fidus realized capital gains on investments, net of applicable taxes, of $30.2 million, or $2.24 per share, which consisted of realized gains on investments in six portfolio companies. For the year ended December 31, 2012, total realized capital gains on investments was $2.0 million, which consisted of realized gains on investments in two portfolio companies.

Net unrealized depreciation on investments for the year ended December 31, 2013 totaled $22.2 million, which was comprised of (i) unrealized depreciation on investments of $14.6 million related to the reversal of unrealized appreciation upon the exit of investments during the year, (ii) net unrealized depreciation of $6.8 million on debt investments and (iii) net unrealized depreciation of $0.8 million on equity investments. During the year ended December 31, 2012, Fidus recorded net unrealized appreciation on investments of $1.7 million comprised of net unrealized appreciation of $1.8 million on equity investments and net unrealized depreciation of $0.1 million on debt investments.

As a result of the events described above, net increase in net assets resulting from operations was $27.2 million for the year ended December 31, 2013, or $2.01 per share, compared with a net increase in net assets resulting from operations of $19.4 million, or $1.91 per share, for the same period in 2012. Per share figures for the year ended December 31, 2013 are based on weighted average shares outstanding of 13.5 million compared to 10.2 million for the full year of 2012. This increase reflects the common equity offerings Fidus completed in September 2012 and February 2013, which were completed at prices accretive to net asset value.

Portfolio and Investment Activities

As of December 31, 2013, Fidus had debt and equity investments in 37 portfolio companies with a total fair value of $307.0 million, or 97.4% of cost. The Company’s average portfolio investment on a cost basis was $8.5 million and the Company held equity ownership in 91.9% of its portfolio companies. During the fourth quarter ended December 31, 2013, Fidus made investments of $69.5 million in five new and seven existing portfolio companies and received proceeds from sales and repayments of investments, including realized capital gains, totaling $40.9 million. As of December 31, 2013, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 14.5%.

Fourth quarter 2013 investment activity included the following new portfolio company investments:

•	MedPlast, LLC, a leading provider of highly engineered custom plastic processing solutions serving the global healthcare market. Fidus invested $10.0 million in subordinated notes, $0.2 million in preferred equity and $0.1 million in common equity.

•	Channel Technologies Group, LLC, a manufacturer of piezoelectric ceramics and crystals, transducers and complex sonar, navigation, and ultrasound systems used in the defense, medical and energy industries. Fidus invested $7.0 million in subordinated notes and $1.0 million in preferred and common equity.

•	Anatrace Products, LLC, a developer, manufacturer and global distributor of unique, high purity detergents and synthetic lipids for use in cell membrane protein studies. Fidus invested $9.5 million in senior secured notes and $0.4 in common equity.

•	Restaurant Finance Co., LLC, a holding company for an original full service, polished casual dining concept under the Blackfinn trade name, as well as two other restaurant and entertainment brands. Fidus invested $1.7 million in a senior term loan with a perpetual royalty rights agreement, which was a partial funding of a $6.0 million loan commitment.

•	Safety Products Group, LLC, a leading manufacturer of safety gates and passive fall protection guardrail systems used in the chemical, oil and gas, mining and construction, and other industrial end markets. Fidus invested $10.0 million in subordinated notes and $0.8 million in preferred and common equity.

Fidus had one loan on non-accrual status as of December 31, 2013, which represented 2.3% of the cost of the portfolio and 1.0% of the fair value of the portfolio as of that date.

Liquidity and Capital Resources

At December 31, 2013, the Company had $53.4 million in cash and cash equivalents and SBA debentures outstanding of $144.5 million with an annual weighted average interest rate of 4.6%. Unfunded SBA commitments totaled $30.5 million as of December 31, 2013 with access to an additional $50.0 million available for future use.

Subsequent Events

•	On January 3, 2014, the Company received $6.4 million as payment in full on the subordinated notes of Apex Microtechnology, Inc., including prepayment fees.

•	On January 31, 2014, the Company made follow-on investments of $1.5 million and $4.5 million in the subordinated notes and preferred equity, respectively, of FCA, LLC in support of a recapitalization transaction.

•	On March 4, 2014, the Company made a follow-on investment of $0.5 million in the preferred equity of Medsurant Holdings, LLC.

First Quarter 2014 Dividend of $0.38 Per Share Declared

On February 18, 2014, the Company’s Board of Directors declared a regular quarterly dividend of $0.38 per share for the first quarter of 2014. The Company’s dividend will be payable on March 31, 2014 to stockholders of record as of March 21, 2014.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2014 taxable income, as well as the tax attributes for 2014 dividends, will be made after the close of the 2014 tax year. The final tax attributes for 2014 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter and Full Year 2013 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 7, 2014. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 95526610.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on March 7, 2014 until 11:59pm ET March 12, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 95526610. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the twelve month period ended December 31, 2013 that will be filed with the Securities and Exchange Commission (www.sec.gov) on March 6, 2014.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(In thousands, except shares and per share data)

	December 31, 2013	December 31, 2012

ASSETS
Investments, at fair value
Control investments (cost: $0 and $20,709, respectively)	$—	$30,613
Affiliate investments (cost: $88,983and $64,336, respectively)	82,444	62,938
Non-control/non-affiliate investments (cost: $226,231 and $175,249, respectively)	224,537	180,698

Total investments, at fair value (cost: $315,214 and $260,294, respectively)	306,981	274,249
Cash and cash equivalents	53,418	52,042
Interest receivable	2,487	3,307
Deferred financing costs (net of accumulated amortization of $2,102 and $1,590, respectively)	3,152	3,414
Prepaid expenses and other assets	1,224	837

Total assets	367,262	333,849

LIABILITIES
SBA debentures	144,500	144,500
Accrued interest payable	2,198	2,137
Due to affiliates	5,582	3,646
Taxes payable	3,571	—
Accounts payable and other liabilities	286	475

Total liabilities	156,137	150,758

Net Assets	$211,125	$183,091

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 13,755,232 and 11,953,847 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	$14	$12
Additional paid-in capital	206,123	177,498
Undistributed net investment income	3,221	455
Accumulated net realized gain on investments (net of taxes)	11,212	1,493
Accumulated net unrealized (depreciation) appreciation on investments	(9,445)	3,633

Total net assets	$211,125	$183,091

Net asset value per common share	$15.35	$15.32

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations
(In thousands, except shares and per share data)

	Years ended December 31,
	2013	2012
Investment Income:
Interest and fee income
Control investments	$1,823	$2,942
Affiliate investments	9,306	7,695
Non-control/non-affiliate investments	28,835	22,138

Total interest and fee income	39,964	32,775
Dividend income
Control investments	—	—
Affiliate investments	139	122
Non-control/non-affiliate investments	1,539	822

Total dividend income	1,678	944
Interest on idle funds and other income	150	130

Total investment income	41,792	33,849

Expenses:
Interest expense	7,076	6,422
Base management fee	5,261	4,237
Incentive fee	6,792	4,839
Administrative service expenses	1,155	897
Professional fees	851	834
Other general and administrative expenses	1,115	929

Total expenses	22,250	18,158

Net investment income before income taxes	19,542	15,691
Income tax provision	246	4

Net investment income	19,296	15,687

Net realized and unrealized (losses) gains on investments:
Realized gains on control investments	22,231	—
Realized gain on non-control/non-affiliate investments	8,357	1,975
Net change in unrealized (depreciation) appreciation on investments	(22,188)	1,749
Income tax (provision) on realized gains on investments	(493)	—

Net (loss) gain on investments	7,907	3,724

Net increase in net assets resulting from operations	$27,203	$19,411

Per common share data:
Net investment income per share-basic and diluted	$1.43	$1.54

Net increase in net assets resulting from operation per share-basic and diluted	$2.01	$1.91

Dividends declared per share	$1.94	$1.46

Weighted average number of shares outstanding-basic and diluted	13,524,368	10,185,627

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended December 31, 2013 and 2012, as well as the twelve months ended December 31, 2013 and 2012.

	($ in thousands, unaudited)		($ in thousands)
	Three months ended		Years ended December 31,
	December 31,
	2013	2012	2013	2012
Net investment income	$5,935	$4,713	$19,296	$15,687
Capital gains incentive fee expense (reversal)	(266)	80	1,581	745

Adjusted net investment income	$5,669	$4,793	$20,877	$16,432

	(Per share, unaudited)		(Per share)
	Three months ended		Years ended December 31,
	December 31,
	2013	2012	2013	2012
Net investment income	$0.43	$0.40	$1.43	$1.54
Capital gains incentive fee expense (reversal)	(0.02)	0.01	0.12	0.07

Adjusted net investment income (1)	$0.41	$0.40	$1.54	$1.61

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com